Exhibit 3(i)(D)

                              CONSENT IN WRITING BY
                                 SOLE MANAGER OF
                               RIDGEWOOD POWER LLC

     The undersigned, being the sole manager of Ridgewood Power LLC, a New Jersey limited liability company (the "Company'), consents in writing to the following resolutions as of the 1st day of January, 1999:

     WHEREAS, the Company is the Managing Shareholder of Ridgewood Electric Delaware business trust (the "Trust") which is treated as a partnership or federal Income tax purposes, and

     WHEREAS. the Trust is governed by a Declaration of Trust (the "Declaration"), as amended, and

     WHEREAS, the Declaration provides for the allocation of profit and loss for tax purposes in a method that causes the allocation of profit and loss to diverge from the allocation of distributions among Shareholders of the Trust, and

     WHEREAS, Section 15.8(a) of the Declaration authorizes the Managing Shareholder, without notice to or approval by the Investors, to cure ambiguities, formal defects and omissions and to correct or supplement inconsistent provisions of the Declaration, to make other changes so long as the changes do not materially and adversely affect the interest of any Investor, and to make certain other amendments, and

     WHEREAS, the Managing Shareholder has received the opinion of De Forest and Duer to the effect that the changes made by the following resolutions are within the scope of Section 15.8(a).

     NOW; THEREFORE, BE IT RESOLVED, that Article II of the Declaration be amended by adding the following definitions:

          "Managing Shareholder Target Amount - an amount (which in no case shall be less than zero) equal to (a) one-quarter of the difference between the aggregate Investors` Capital Accounts and the aggregate of the Unreturned Investor Amounts, in each case after all prior adjustments have been made, minus (b) the balance of the Managing Shareholder's Capital Account.

          "Profits from Disposition" or "Losses from Disposition" - for any fiscal period means, respectively, the Profits or Losses recognized by the Trust from any sale, transfer, injury, destruction, or other disposition of Trust Property or an interest therein, other than Profits or Losses derived from the ordinary course of operation of the Trust Property (including, but without limitation, proceeds from insurance, refinancing or condemnation).


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          "Profits from Operations" or "Losses from Operations" - for any fiscal period means, respectively, the Profits or Losses recognized by the Trust for such fiscal period and derived from the ordinary course of operation of the Trust Property.

          "Unreturned Investor Amount" - an amount for each Investor equal to the Investor's Capital Contributions less cumulative distributions to Investors made under Section 8.1(a)(2) of this Declaration.

and further

     RESOLVED, that Sections 4.1 and 4.2 of the Declaration be amended to read in their entirety as follows, effective January 1, 1999:

               4.1. Profits and Losses from Operations.

                    (a) Profits. After giving effect to the provisions of Sections 4.5, 4.6 and 7.4,. Profits from Operations shall be allocated among the Shareholders as follows:

                         (1) First, 100% to the Managing Shareholder until the cumulative Profits allocated to the Managing Shareholder under this
          Section 4.1(a) for the current period and all prior fiscal periods equal the cumulative Losses allocated to the Managing Shareholder under Section 4.1 (b);

                         (2) Second, 99% to the Investors and 1% to the Managing Shareholder until such time as the aggregate Unreturned Investor Amounts equal zero; and

                         (3) Third, thereafter, 80% to the Investors and 20% to the Managing Shareholder.

                     (b) Losses. After giving effect to the provisions of Sections 4.5, 4.6 and 7.4, Losses from Operations shall be allocated 99% to the Investors and 1% to the Managing Shareholder, provided that the allocation of Losses to an Investor shall be limited to an amount that prevents that Investor from having a negative Adjusted Capital Account at the end of the fiscal period. Any Losses that exceed this limitation will be allocated instead to the Managing Shareholder.

               4.2. Profits and Losses from Dispositions.

                    (a) Profits. After giving effect to the provisions of Sections 4.5, 4.6 and 7.4. Profits from Dispositions shall be allocated among the Shareholders as follows:


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                      (1)First, to the Investors and the Managing Shareholder in
          proportion to any deficit balances in their respective Capital
          Accounts until each such Capital Account is restored to zero;

                      (2) Second, 100% to the Investors until the aggregate of
                the Investors' Capital Accounts equals the aggregate Unreturned Investor Amounts;

                      (3)Third, 100% to the Managing Shareholder in an amount equal to the Managing Shareholder Target Amount; and

                      (4)The balance, if any, 80% to the Investors and 20% to the Managing Shareholder.

                      (b) Losses. After giving effect to the provisions of Sections 4.5, 4.6 and 7.4, Losses from Dispositions shall be allocated 99% to the Investors and 1% to the Managing Shareholder.

and further

     RESOLVED, that Section 4.7 of the Declaration be, and it is, removed; and further

     RESOLVED, that the officers of the Company be, and each of them is, authorized to do or cause to be done any act or thing and to make, execute and deliver any amendment, certificate, agreement, instrument or document necessary or appropriate, in his or their sole discretion, to effectuate the foregoing resolution, the taking of any such action or the execution of any such document to be conclusive evidence of the authorized exercise of the discretionary authority herein conferred.

     IN WITNESS WHEREOF, I have signed this Consent in Writing this 28th day of March 2000.




                                              /s/ Robert E. Swanson
                                              ---------------------
                                              Robert E. Swanson